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                         [Logo]    The
                                   Gannett
                                   Welsh &
                                   Kotler
                                   Funds




                                   GW&K Equity Fund
                                   PROSPECTUS
                                   February 1, 2002

     ----------------------------------------------------------------------
     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     ----------------------------------------------------------------------


                                   No-Load Fund

PROSPECTUS                                                          NO-LOAD FUND
February 1, 2002

                        THE GANNETT WELSH & KOTLER FUNDS
                               222 BERKELEY STREET
                           BOSTON, MASSACHUSETTS 02116
                                 (617) 236-8900

                                GW&K EQUITY FUND
================================================================================
Gannett  Welsh & Kotler,  Inc. (the  "Adviser"),  222 Berkeley  Street,  Boston,
Massachusetts 02116, manages the investments of the GW&K Equity Fund (the "Fund"). The Fund is a series of the Gannett Welsh & Kotler Funds (the "Trust"). The Adviser is an independent investment counsel firm that has advised individual and institutional clients since 1974.

This Prospectus  sets forth  concisely the  information  about the Fund that you
should  know  before  investing.   Please  retain  this  Prospectus  for  future
reference.

                               TABLE OF CONTENTS
================================================================================
Risk/Return Summary............................................................2
Expense Information............................................................5
How to Purchase Shares.........................................................5
Shareholder Services...........................................................7
How to Redeem Shares...........................................................8
Exchange Privilege.............................................................9
Dividends and Distributions...................................................10
Taxes.........................................................................10
Operation of the Fund.........................................................11
Distribution Plan.............................................................11
Calculation of Share Price....................................................12
Financial Highlights..........................................................14

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The Nasdaq ticker symbol for the GW&K Equity Fund is GWKEX.

RISK/RETURN SUMMARY
================================================================================
WHAT IS THE FUND'S INVESTMENT OBJECTIVE?

The GW&K EQUITY FUND (the "Fund") seeks long-term total return, from a combination of capital growth and growth of income, by investing in a diversified portfolio of equity securities.

The Fund's investment objective may be changed by the Board of Trustees without shareholder approval, but only after notification has been given to shareholders and after this Prospectus has been revised accordingly.

WHAT ARE THE FUND'S PRINCIPAL INVESTMENT STRATEGIES?

The Adviser pursues flexible long-term investment policies emphasizing companies with strong balance sheets and growth potential, i.e., companies which are in industries or markets which are expanding or which have business lines that demonstrate potential for growth in sales and earnings or cash flow. These companies are expected to have earnings and cash flow growth the same as, or greater than, that of comparable companies in similar industries. The Adviser recognizes that a prime determinate of a strategy's success is the quality of the Adviser's research. The Adviser therefore devotes a substantial amount of time to developing original investment ideas with support from an array of information networks and long-term brokerage relationships. The Adviser's proprietary research includes meetings and conversations with company management, verification of Wall Street earnings estimates with independent fundamental research and calculation of the potential upside/downside risk of each stock it considers purchasing. The Adviser examines sell-side research, reviews industry fundamentals, analyzes company financial statements, and focuses on trends in a company's historical, current and future earnings and/or revenue growth.

Under normal circumstances, at least 80% of the Fund's net assets will be invested in common stocks. Shareholders will be provided with at least 60 days' prior written notice of any change to this policy. The Fund normally will be fully invested (subject to liquidity needs) in a portfolio of primarily domestic common stocks. When the Adviser believes substantial price risks exist for common stocks because of uncertainties in the investment outlook or when in the judgment of the Adviser it is otherwise warranted in selling to manage the Fund's portfolio, the Fund may temporarily hold for defensive purposes all or a portion of its assets in short-term obligations such as bank debt instruments (certificates of deposit, bankers' acceptances and time deposits), commercial paper rated A-3 or better by Standard & Poor's Rating Group or Prime-3 or better by Moody's Investors Services, Inc., shares of money market investment companies, U.S. Government obligations having a maturity of less than one year or repurchase agreements. Investments by the Fund in shares of money market investment companies may result in duplication of advisory, administrative and distribution fees. When taking a temporary defensive position, the Fund may not achieve its investment objective.

Various factors may lead the Adviser to consider selling a security, such as a significant change in the company's senior management or its products, a deterioration in its fundamental characteristics, or if the Adviser believes the security has become overvalued.

                                                                               3

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The Adviser  uses a bottom-up  stock  selection  approach,  focusing on specific companies rather than the overall market level, industry sectors or particular economic trends. The Fund intends to invest primarily in companies which are leaders in their respective industries (i.e., leaders in sales, earnings, services provided, etc.). The Fund may invest in small, medium or large capitalization companies. The Fund will also purchase securities which the Adviser believes are undervalued or attractively valued. The Adviser assesses value using measures such as price-to-earnings and market price to book value ratios in comparison with similar measures for companies included in the Standard & Poor's 500 Index ("S&P 500 Index"). In addition to seeking capital growth, the Fund seeks to achieve growth of income by investing in securities currently paying dividends. The Fund may also buy securities that are not paying dividends but offer prospects for capital growth or future income, based upon
the  Adviser's   analysis  of  overall  market  conditions  and  the  individual companies' potential for growth or payment of dividends.

The Adviser intends to assemble a portfolio of securities diversified as to company and industry. The Adviser expects that each economic sector within the S&P 500 Index will be represented in the Fund's portfolio. The Adviser will consider increasing or reducing the Fund's investment in a particular industry in view of the Fund's goal of achieving industry diversification.

If the Adviser believes that substantial price risks exist for common stocks and that market indicators point to lower interest rates, the Fund may, in seeking to achieve its investment objective, invest up to 20% of its net assets in U.S. Government obligations of any maturity rated at least investment grade. "U.S. Government obligations" include securities which are issued or guaranteed by the United States Treasury, by various agencies of the United States Government, and by various instrumentalities which have been established or sponsored by the United States Government. U.S. Treasury obligations are backed by the "full faith and credit" of the United States Government. Some of the securities issued by U.S. Government agencies or instrumentalities are supported by the full faith and credit of the United States Government while others are supported only by the credit of the agency or instrumentality, which may include the right of the issuer to borrow from the United States Treasury.

WHAT ARE THE PRINCIPAL RISKS OF INVESTING IN THE FUND?

MARKET RISK. The risk of losing money due to general market movements is called market risk. The return on and value of an investment in the Fund will fluctuate in response to stock market movements. Investments in equity securities are subject to inherent market risks, such as a rapid increase or decrease in value or liquidation, and the fluctuations due to a company's earnings, economic conditions and other factors beyond the control of the Adviser. As a result, there is a risk that you could lose money by investing in the Fund.

INTEREST RATE RISK. U.S. Government obligations are subject to price fluctuations based upon changes in the level of interest rates, which will generally result in all those securities changing in price in the same way, i.e., all those securities experiencing appreciation when interest rates decline and depreciation when interest rates rise. To the extent the Fund is invested in such obligations, it will be subject to these fluctuations. Obligations with longer maturities generally offer both higher yields and greater exposure to market fluctuations from changes in interest rates. Consequently, to the

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extent the Fund is invested in obligations  with longer  maturities,  there is a possibility of greater fluctuation in the Fund's net asset value.

SMALL AND MEDIUM CAPITALIZATION SECURITY RISK. Small and medium capitalization securities are more likely to experience higher price volatility and may have limited liquidity. Small and medium-sized companies may have limited product lines or financial resources, or may be dependent upon a particular niche of the market or a smaller or more inexperienced management group than larger companies. To the extent the Fund invests in small and medium capitalization securities, it will be exposed to these risks.

An investment in the Fund is not a deposit of a bank and it is not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC) or any other government agency.

PERFORMANCE SUMMARY

The bar chart and performance table shown below provide an indication of the risks of investing in the Fund by showing the changes in the performance of the Fund from year to year since the Fund's inception and by showing how the average annual returns of the Fund compare to those of a broad-based securities market index. How the Fund has performed in the past is not necessarily an indication of how the Fund will perform in the future.

[bar chart]
5.52%     17.68%    31.28%    12.83%    -19.62%
1997      1998      1999      2000      2001

During the period shown in the bar chart, the highest return for a quarter was 24.53% during the quarter ended December 31, 1999 and the lowest return for a quarter was -20.75% during the quarter ended September 30, 2001.

AVERAGE ANNUAL TOTAL RETURNS FOR PERIODS ENDED DECEMBER 31, 2001

                                                               Since Inception
                                   One Year     Five Year    (December 10, 1996)
                                   --------     ---------    -------------------
GW&K Equity Fund                    -19.62%       11.95%            11.89%
Standard & Poor's 500 Index*        -11.88%       10.70%            10.12%
Russell 2000 Index**                  2.49%        7.52%             7.50%

* The Standard & Poor's 500 Index is an unmanaged index of 500 stocks, the purpose of which is to portray the pattern of common stock price movement.
** The Russell 2000 Index, representing approximately 8% of the total market capitalization of the Russell 3000 Index, is an unmanaged index comprised of the 2,000 smallest U.S. domiciled publicly-traded common stocks in the Russell 3000 Index - an unmanaged index of the 3,000 largest U.S. companies based on total market capitalization, representing approximately 98% of the investable U.S. equity market.

                                                                               5

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EXPENSE INFORMATION
================================================================================
THIS TABLE DESCRIBES FEES AND EXPENSES THAT YOU MAY PAY IF YOU BUY AND HOLD SHARES OF THE FUND.

SHAREHOLDER FEES (fees paid directly from your investment)

Maximum Sales Charge (Load) Imposed on Purchases .....................     None
Maximum Sales Charge (Load) Imposed on Reinvested Dividends ..........     None
Redemption Fee .......................................................     None

ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from Fund assets)

Management Fees ............................      1.00%
Distribution (12b-1) Fees ..................      0.06%
Other Expenses .............................      0.33%
                                                  -----
Total Annual Fund Operating Expenses .......      1.39%(A)
                                                  =====

(A) The Adviser has voluntarily agreed to waive management fees and/or reimburse Fund expenses to the extent necessary to limit total Fund operating expenses to 1.25% of the Fund's average daily net assets. However, this arrangement may be modified or terminated at any time at the option of the Adviser.

EXAMPLE
This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. It assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year, that all dividends and distributions were reinvested, and that the Fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

            1 Year        3 Years         5 Years         10 Years
            ------------------------------------------------------
             $142           $440            $761           $1,669

HOW TO PURCHASE SHARES
================================================================================
The Nasdaq ticker symbol for the Fund is GWKEX.

Your initial investment in the Fund ordinarily must be at least $2,000 ($1,000 for tax-deferred retirement plans). The Fund may, in the Adviser's sole discretion, accept certain accounts with less than the stated minimum initial investment. Shares of the Fund are sold on a continuous basis at the net asset value ("NAV") next determined after receipt of a purchase order by the Fund. Purchase orders received by dealers prior to the close of the regular session of trading on the New York Stock Exchange (the "Exchange") on any business day, generally 4:00 p.m., Eastern time, and transmitted to Integrated Fund Services, Inc., the Trust's transfer agent (the "Transfer Agent"), by 5:00 p.m., Eastern time, that day are confirmed at that day's NAV. It is the responsibility of dealers to transmit properly completed orders so that they will be received by the Transfer Agent by 5:00 p.m., Eastern time. Dealers may charge a fee for effecting purchase orders. Direct purchase orders received by the Transfer Agent prior to the close of the regular session on the Exchange on any business day, generally 4:00 p.m., Eastern time, are confirmed at that day's NAV. Direct investments received by the Transfer Agent after 4:00 p.m., Eastern

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time,  and orders  received  from dealers  after 5:00 p.m.,  Eastern  time,  are confirmed at the NAV next determined on the following business day.

You may open an account and make an initial investment in the Fund by sending a check and a completed account application form to The Gannett Welsh & Kotler Funds, P.O. Box 5354, Cincinnati, Ohio 45201-5354. Checks must be made payable to the GW&K Equity Fund. Payment must be made by check drawn on a U.S. bank and payable in U.S. dollars. An account application is included in this Prospectus.

The Trust mails you confirmations of all purchases or redemptions of Fund shares. Certificates representing shares are not issued. The Trust, the Transfer Agent and the Trust's principal underwriter, IFS Fund Distributors, Inc. (the "Distributor"), reserve the right to limit the amount of investments and to refuse to sell to any person.

You should be aware that the Fund's account application contains provisions in favor of the Trust, the Transfer Agent, the Distributor and certain of their affiliates, excluding such entities from certain liabilities (including, among others, losses resulting from unauthorized shareholder transactions) relating to the various services (for example, telephone exchanges) made available to investors.

Should an order to purchase shares be canceled because your check does not clear, you will be responsible for any resulting losses or fees incurred by the Trust, the Transfer Agent or the Distributor in the transaction.

You may also purchase shares of the Fund by bank wire. Please telephone the Transfer Agent (Nationwide call toll-free 888-GWK-FUND (888-495-3863)) for instructions. You should be prepared to provide, by mail or facsimile, a completed, signed account application to the GW&K Equity Fund.

Your investment will be made at the NAV next determined after your wire is received together with the account information indicated above. If the Fund does not receive timely and complete account information, there may be a delay in the investment of your money and any accrual of dividends. Your bank may impose a charge for sending your wire. There is presently no fee for receipt of wired funds, but the Transfer Agent reserves the right to charge shareholders for this service upon 30 days prior notice to shareholders.

You may purchase and add shares to your account by mail or by bank wire. Checks should be sent to The Gannett Welsh & Kotler Funds, P.O. Box 5354, Cincinnati, Ohio 45201-5354. Checks must be made payable to the GW&K Equity Fund. Bank wires should be sent as outlined above. You may also make additional investments at the Trust's offices at 222 Berkeley Street, Boston, Massachusetts 02116. Each additional purchase request must contain the name of your account and your account number to permit proper crediting to your account. While there is no minimum amount required for subsequent investments, the Trust reserves the right to impose such a requirement.

                                                                               7

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SHAREHOLDER SERVICES
================================================================================
Contact the Transfer Agent (Nationwide call toll-free 888-GWK-FUND (888-495-3863)) for additional information about the shareholder services described below.

AUTOMATIC WITHDRAWAL PLAN

If the shares in your account have a value of at least $5,000, you may elect to receive, or may designate another person to receive, monthly, quarterly or annual payments in a specified amount of not less than $100 each. There is no charge for this service.

TAX-DEFERRED RETIREMENT PLANS

Shares of the Fund are available for purchase in connection with the following tax-deferred retirement plans:

     --   Keogh Plans for self-employed individuals
     -- Individual retirement account (IRA) plans for individuals and their non-employed spouses, including Roth IRAs and Coverdell Education Savings Accounts
     -- Qualified pension and profit-sharing plans for employees, including those profit-sharing plans with a 401(k) provision
     -- 403(b)(7) custodial accounts for employees of public school systems, hospitals, colleges and other non-profit organizations meeting certain requirements of the Internal Revenue Code

DIRECT DEPOSIT PLANS

Shares of the Fund may be purchased through direct deposit plans offered by certain employers and government agencies. These plans enable you to have all or a portion of your payroll or social security checks transferred automatically to purchase shares of the Fund.

AUTOMATIC INVESTMENT PLAN

You may make automatic monthly investments in the Fund from your bank, savings and loan or other depository institution account on or about either the 15th or the 25th of the month or both. The minimum initial and subsequent investments must be $100 under the plan. The Transfer Agent pays the costs associated with these transfers, but reserves the right, upon 30 days' written notice, to make reasonable charges for this service. Your depository institution may impose its own charge for debiting your account which would reduce your return from an investment in the Fund.

HOW TO REDEEM SHARES
================================================================================
You may redeem shares of the Fund on each day that the Fund is open for business by sending a written request to the Transfer Agent. The request must state the number of shares or the dollar amount to be redeemed and your account number. The request must be signed exactly as your name appears on the Fund's account records.

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

You may also redeem shares on each day that the Fund is open for business by placing a wire redemption request through a securities broker or dealer. Unaffiliated broker-dealers may impose a fee on the shareholder for this service. You will receive the NAV per share next determined after receipt by the Fund or its agent of your wire redemption request. It is the responsibility of broker-dealers to properly transmit wire redemption orders.

If the shares to be redeemed have a value of $25,000 or more, your signature must be guaranteed by any eligible guarantor institution, including banks, brokers and dealers, municipal securities brokers and dealers, government securities brokers and dealers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. Notary public endorsement will not be accepted. If the name(s) or the address on your account has been changed within 30 days of your redemption request, your signature must be guaranteed regardless of the value of the shares being redeemed.

Redemption requests may direct that the proceeds be wired directly to your existing account in any commercial bank or brokerage firm in the United States. If your instructions request a redemption by wire, you will be charged an $8 processing fee. The Trust reserves the right, upon 30 days written notice, to change the processing fee. All charges will be deducted from your account by redemption of shares in your account. Your bank or brokerage firm may also impose a charge for processing the wire. In the event that wire transfer of funds is impossible or impractical, the redemption proceeds will be sent by mail to the designated account.

Redemption requests may direct that proceeds be deposited directly in your account with a commercial bank or other depository institution via an Automated Clearing House (ACH) transaction. There is currently no charge for ACH transactions. Contact the Transfer Agent for more information about ACH transactions.

Except as noted below, redemption requests received in proper form by the Transfer Agent prior to the close of the regular session of trading on the NYSE, generally 4:00 p.m., Eastern time, on any business day on which the Funds calculate their NAVs are effective as of that day. Redemption requests received after 4:00 p.m., Eastern time, will be effected at the applicable NAV per share determined on the next business day following receipt. If a shareholder's tax identification has not yet been certified at the time a redemption request is received by the Transfer Agent, the redemption may be processed subject to a backup withholding tax.

Shares are redeemed at their NAV per share next determined after receipt by the Transfer Agent of a proper redemption request in the form described above. Payment is normally made within 3 business days after tender in such form, provided that payment in redemption of shares purchased by check will be effected only after the check has been collected, which may take up to 15 days from the purchase date. To eliminate this delay, you may purchase shares of the Fund by certified check or wire.

At the discretion of the Trust or the Transfer Agent, corporate investors and other associations may be required to furnish an appropriate certification authorizing redemptions to ensure proper authorization. The Trust reserves the right to require you to close your account if at any time the value of your shares is less than the minimum amount required by the Fund for your account (based on actual amounts invested, unaffected by market fluctuations) or such other minimum amount as the Trust may determine from time to time. After notification to you of the Trust's intention to close your account, you will be given 30 days to increase the value of your account to the minimum amount.

The Trust reserves the right to suspend the right of redemption or to postpone the date of payment for more than 3 business days under unusual circumstances as determined by the Securities and Exchange Commission.

EXCHANGE PRIVILEGE
================================================================================
Shares of the Fund may be exchanged for shares of other series of the Trust at NAV. Shares of the Fund may also be exchanged at NAV for shares of the Short Term Government Income Fund (a series of Touchstone Investment Trust), which invests in short-term U.S. Government obligations backed by the "full faith and credit" of the United States and seeks high current income, consistent with protection of capital. Please contact the Transfer Agent (Nationwide call toll-free 800-543-0407) to obtain the prospectus of the Short Term Government Income Fund. Shares of the Short Term Government Income Fund acquired via exchange may be re-exchanged for shares of the Fund at NAV.

You may request an exchange by sending a written request to the Transfer Agent. The request must be signed exactly as your name appears on the Fund's account records. Exchanges may also be requested by telephone. If you are unable to execute your transaction by telephone (for example, during times of unusual market activity), consider requesting your exchange by mail or by visiting the Trust's offices at 222 Berkeley Street, Boston, Massachusetts 02116. An exchange will be effected at the next determined NAV after receipt of a request by the Transfer Agent.

Exchanges may only be made for shares of funds then offered for sale in your state of residence and are subject to the applicable minimum initial investment requirements. The exchange privilege may be modified or terminated by the Board of Trustees upon 60 days prior notice to shareholders. An exchange results in a sale of Fund shares, which may cause you to recognize a capital gain or loss. Before making an exchange, contact the Transfer Agent to obtain a current prospectus and more information about exchanges.

DIVIDENDS AND DISTRIBUTIONS
================================================================================
The Fund expects to distribute substantially all of its net investment income, if any, on an annual basis. The Fund expects to distribute any respective net realized long-term capital gains at least once each year. Management will determine the timing and frequency of the distributions of any net realized short-term capital gains.

Distributions can all be paid in cash, all reinvested in additional shares, or a combination of cash payment and reinvestment. You should indicate your choice of option on your application. If no option is specified on your application, distributions will automatically be reinvested in additional shares. All distributions will be based on the NAV in effect on the payable date.

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

If you select payment in cash and the U.S. Postal Service cannot deliver your checks or if your checks remain uncashed for 6 months, your dividends may be reinvested in your account at the then-current NAV and your account will be converted to reinvestment of all dividends and distributions. No interest will accrue on amounts represented by uncashed distribution checks.

TAXES
================================================================================
The Fund has qualified in all prior years and intends to continue to qualify for the special tax treatment afforded a "regulated investment company" under Subchapter M of the Internal Revenue Code so that the Fund does not pay federal taxes on income and capital gains distributed to shareholders. The Fund intends to distribute substantially all of its respective net investment income and any realized capital gains to its shareholders. Distributions of net investment income and net realized short-term capital gains, if any, are taxable to investors as ordinary income. Dividends distributed by the Fund from net investment income may be eligible, in whole or in part, for the dividends received deduction available to corporations.

Distributions of net capital gains (i.e., the excess of net long-term capital gains over net short-term capital losses) by the Fund to its shareholders are taxable to the recipient shareholders as capital gains, without regard to the length of time a shareholder has held Fund shares. Capital gains distributions may be taxable at different rates depending on how long a Fund holds its assets. Redemptions of shares of the Fund are taxable events on which a shareholder may realize a gain or loss.

On December 10, 1996, prior to the offering of its shares to the public, the Equity Fund exchanged its shares for portfolio securities of GW&K Equity Fund, L.P. (the "Partnership"), a Delaware limited partnership, after which the Partnership dissolved and distributed Fund shares received pro rata to its partners. Following this exchange transaction (the "Exchange"), partners of the Partnership constituted all of the shareholders of the Fund, except for shares representing seed capital contributed to the Fund by Harold G. Kotler and Edward
B. White. The Exchange was intended to qualify as a tax-free reorganization, with no gain or loss recognized by the Partnership or its partners. The Exchange may result in adverse tax consequences to future shareholders of the Fund. As a result of this Exchange, the Fund acquired securities that had appreciated in value from the date they were originally acquired by the Partnership. If these appreciated securities are subsequently sold by the Fund after the Exchange, the amount of the gain will be taxable to future shareholders as well as to shareholders who received Fund shares in the Exchange. The effect of this for future shareholders would be to immediately tax them on a distribution that represents a return of the purchase price of their shares rather than an increase in the value of their investment. The effect on shareholders who received Fund shares in the Exchange would be to reduce their potential liability for tax on capital gains by spreading such liability over a larger asset base.

The Fund will mail to each of its shareholders a statement indicating the amount and federal income tax status of all distributions made during the year. In addition to federal taxes, shareholders of the Fund may be subject to state and local taxes on distributions. Shareholders should consult their tax advisers about the tax effect of distributions and withdrawals from the Fund and the use of the Automatic Withdrawal Plan and the Exchange Privilege. The tax consequences described in this section apply whether distributions are taken in cash or reinvested in additional shares.

OPERATION OF THE FUND
================================================================================
The Fund is a series of The Gannett Welsh & Kotler Funds (the "Trust"), an open-end management investment company organized as a Massachusetts business trust on April 30, 1996. The Board of Trustees supervises the business activities of the Trust. Like other mutual funds, the Trust retains various organizations to perform specialized services for the Fund.

The Trust retains Gannett Welsh & Kotler, Inc. (the "Adviser"), 222 Berkeley Street, Boston, Massachusetts 02116, to manage the Fund's investments. The Adviser is an independent investment counsel firm that has advised individual and institutional clients since 1974. The Fund paid the Adviser, for the most recent fiscal year, an aggregate fee equal to 0.86% of the average value of the Fund's daily net assets.

Edward B. White, CFA, a Principal and First Senior Vice President of the Adviser for the last five years, is primarily responsible for managing the Equity Fund's portfolio. Mr. White joined the Adviser as a Principal and Senior Vice President in 1989.

DISTRIBUTION PLAN
================================================================================
Pursuant to Rule 12b-1 under the Investment Company Act of 1940, the Fund has adopted a plan of distribution (the "Plan") under which the Fund may directly incur or reimburse the Adviser for certain distribution-related expenses, including;

o payments to securities dealers and others who are engaged in the sale of shares of the Fund and who may be advising investors regarding the purchase, sale or retention of such shares;
o expenses of maintaining personnel who engage in or support distribution of shares or who render shareholder support services not otherwise provided by the Transfer Agent;
o expenses of formulating and implementing marketing and promotional activities, including direct mail promotions and mass media advertising;
o expenses of preparing, printing and distributing sales literature and prospectuses and statements of additional information and reports for recipients other than existing shareholders of the Fund;
o expenses of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Fund may, from time to time, deem advisable; and
o    and any other expenses related to the distribution of the Fund's shares.

The annual limitation for payment of expenses pursuant to the Plan is 0.25% of the Fund's average daily net assets. Unreimbursed expenditures will not be carried over from year to year. Because these fees were paid out of the Fund's assets on an on-going basis, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges. In the event the Plan is terminated by the Fund in accordance with its terms, the Fund will not be required to make any payments for expenses incurred after the date the Plan terminates.

CALCULATION OF SHARE PRICE
================================================================================
On each day that the Trust is open for business, the share price (NAV) of the shares of the Fund are determined as of the close of the regular session of trading on the Exchange, generally 4:00 p.m., Eastern time. The Trust is open for business on each day the Exchange is open for business and on any other day when there is sufficient trading in the Fund's investments that its NAV might be materially affected. The NAV per share of the Fund is calculated by dividing the sum of the value of the securities held by the Fund plus cash or other assets minus all liabilities (including estimated accrued expenses) by the total number of shares outstanding of the Fund, rounded to the nearest cent.

U.S. Government obligations are valued at their most recent bid prices as obtained from one or more of the major market makers for such securities. Other portfolio securities are valued as follows: (1) securities which are traded on stock exchanges or are quoted by NASDAQ are valued at the last reported sale price as of the close of the regular session of trading on the New York Stock Exchange on the day the securities are being valued, or, if not traded on a particular day, at the closing bid price, (2) securities traded in the over-the-counter market, and which are not quoted by NASDAQ, are valued at the last sale price (or, if the last sale price is not readily available, at the last bid price as quoted by brokers that make markets in the securities) as of the close of the regular session of trading on the Exchange on the day the securities are being valued, (3) securities which are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and (4) securities (and other assets) for which market quotations are not readily available are valued at their fair value as determined in good faith in accordance with consistently applied procedures established by and under the general supervision of the Board of Trustees. The NAV per share of the Fund will fluctuate with the value of the securities it holds.

PRIOR PERFORMANCE OF GW&K EQUITY FUND, L.P. The investment performance illustrated below combines the performance of the GW&K Equity Fund, since its commencement of operations on December 10, 1996, and the performance of its predecessor, the GW&K Equity Fund, L.P. (the "Partnership"), for periods prior to December 10, 1996. The Partnership was managed by the Adviser with investment objectives, policies and strategies substantially similar to those employed by the Adviser in managing the Fund.

While the Adviser employs for the Fund investment objectives and strategies that are substantially similar to those that were employed by the Adviser in managing the Partnership, the Adviser, in managing the Fund, may be subject to certain restrictions on its investment activities to which, as investment adviser to the Partnership, it was not previously subject. The Partnership was not registered under the Investment Company Act of 1940 (the "1940 Act") and therefore was not subject to certain restrictions that are imposed by the 1940 Act, such as limits on the percentage of assets invested in securities of issuers in a single industry, diversification requirements and requirements regarding distributing income to shareholders. If the Partnership had been so registered, performance may have been adversely affected. Operating expenses are incurred by the Fund which were not incurred by the Partnership.

With respect to periods prior to December 10, 1996, the following performance data represents the prior performance data of the Partnership and not the prior performance of the Fund, and should not be relied upon by investors as an indication of future performance of the Fund. This performance data measures the percentage change in the value of an account between the beginning and end of a period and is net of all expenses incurred.

RATES OF RETURN
                                           GW&K            S&P           RUSSELL
                                          EQUITY           500            2000
PERIOD                                     FUND           INDEX           INDEX
--------------------------------------------------------------------------------
Year Ended December 31, 1992               6.19%           7.62%          18.41%

Year Ended December 31, 1993              18.34%          10.08%          18.91%

Year Ended December 31, 1994              -4.06%           1.32%          -1.82%

Year Ended December 31, 1995              40.19%          37.58%          28.44%

Year Ended December 31, 1996              15.96%          22.96%          16.49%

Year Ended December 31, 1997              25.51%          33.36%          22.36%

Year Ended December 31, 1998              17.68%          28.58%          -2.55%

Year Ended December 31, 1999              31.29%          21.04%          21.26%

Year Ended December 31, 2000              12.83%          -9.11%          -3.02%

Year Ended December 31, 2001             -19.62%         -11.88%           2.49%

Five Years Ended December 31, 2001
Cumulative Return                         75.87%          66.22%          43.72%

Ten Years Ended December 31, 2001
Cumulative Return                        244.71%         237.14%         197.75%

AVERAGE ANNUAL TOTAL RETURNS FOR PERIODS ENDED DECEMBER 31, 2001

                                    One Year         Five Years        Ten Years
                                    --------         ----------        ---------
GW&K Equity Fund                    -19.62%            11.95%            13.17%
Standard & Poor's 500 Index*        -11.88%            10.70%            12.92%
Russell 2000 Index**                  2.49%             7.52%            11.53%

* The Standard & Poor's 500 Index is an unmanaged index of 500 stocks, the purpose of which is to portray the pattern of common stock price movement.
** The Russell 2000 Index, representing approximately 8% of the total market capitalization of the Russell 3000 Index, is an unmanaged index comprised of the 2,000 smallest U.S. domiciled publicly-traded common stocks in the Russell 3000 Index - an unmanaged index of the 3,000 largest U.S. companies based on total market capitalization, representing approximately 98% of the investable U.S. equity market.

FINANCIAL HIGHLIGHTS

The financial highlights table is intended to help you understand the financial performance of the Fund. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned on an investment in the Fund (assuming reinvestment of all dividends and distributions). This information has been audited by Arthur Andersen LLP, whose report, along with the Fund's financial statements, are included in the Statement of Additional Information, which is available upon request.

                                                                       GW&K EQUITY FUND
---------------------------------------------------------------------------------------------------------------------
                                               YEAR           YEAR           YEAR           YEAR          PERIOD
                                              ENDED          ENDED          ENDED          ENDED           ENDED
                                             SEPT. 30       SEPT. 30,      SEPT. 30,      SEPT. 30,      SEPT. 30,
                                               2001           2000           1999           1998          1997(A)
---------------------------------------------------------------------------------------------------------------------
PER SHARE DATA FOR A SHARE OUTSTANDING THROUGHOUT EACH PERIOD:
Net asset value at beginning
   of period ............................   $    21.22     $    13.99     $    10.90     $    12.93     $    10.00
                                            ----------     ----------     ----------     ----------     ----------
Income (loss) from investment operations:
   Net investment income (loss) .........        (0.01)         (0.02)         (0.01)          0.03           0.03
   Net realized and unrealized gains
      (losses) on investments ...........        (6.65)          7.64           3.13          (0.80)          2.90
                                            ----------     ----------     ----------     ----------     ----------
Total from investment operations ........        (6.66)          7.62           3.12          (0.77)          2.93
                                            ----------     ----------     ----------     ----------     ----------
Less distributions:
   Dividends from net investment
      income ............................           --             --          (0.02)         (0.04)            --
   Distributions from net realized
      gains .............................        (2.27)         (0.39)         (0.01)         (1.22)            --
                                            ----------     ----------     ----------     ----------     ----------
Total distributions .....................        (2.27)         (0.39)         (0.03)         (1.26)            --
                                            ----------     ----------     ----------     ----------     ----------

Net asset value at end of period ........   $    12.29     $    21.22     $    13.99     $    10.90     $    12.93
                                            ==========     ==========     ==========     ==========     ==========
RATIOS AND SUPPLEMENTAL DATA:

Total return ............................     (33.91)%         55.53%         28.62%        (5.99)%         29.30%(B)
                                            ==========     ==========     ==========     ==========     ==========

Net assets at end of period (000's) .....   $   75,309     $   99,919     $   61,441     $   47,184     $   37,347
                                            ==========     ==========     ==========     ==========     ==========
Ratio of net expenses to average
   net assets(C) ........................        1.25%          1.25%          1.25%          1.25%          1.25%(D)

Ratio of net investment income (loss)
   to average net assets ................      (0.04)%        (0.09)%        (0.08)%          0.27%          0.43%(D)

Portfolio turnover rate .................          25%            38%            28%            30%            13%(D)

(A) Represents the period from the initial public offering of shares (December 10, 1996) through September 30, 1997.
(B)  Not annualized.
(C) Absent fee waivers and/or reimbursements by the Adviser, the ratios of expenses to average net assets would have been 1.39%, 1.33%, 1.36%, 1.41% and 1.51%(D) for the periods ended September 30, 2001, 2000, 1999, 1998 and 1997, respectively.
(D)  Annualized.

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

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

================================================================================

THE GANNETT WELSH & KOTLER FUNDS
222 Berkeley Street
Boston, Massachusetts 02116

BOARD OF TRUSTEES
Zoe Aponte
Benjamin H. Gannett
Morton S. Grossman
Harold G. Kotler
Timothy P. Neher
Josiah A. Spaulding, Jr.
Allan Tofias

INVESTMENT ADVISER
GANNETT WELSH & KOTLER, INC.
222 Berkeley Street
Boston, Massachusetts 02116
617-236-8900

Shareholder Service
Nationwide: (Toll-Free) 888-GWK-FUND
                       (888-495-3863)

Additional information about the Fund is included in the Statement of Additional Information ("SAI"), which is hereby incorporated by reference in its entirety. Additional information about the Fund's investments is available in the Fund's annual and semiannual reports to shareholders. In the Fund's annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during the last fiscal year.

To obtain a free copy of the SAI, the annual and semiannual reports or other information about the Fund, or to make inquires about the Fund, please call 1-888-GWK-FUND (1-888-495-3863).

Information about the Fund, including the SAI, can be reviewed and copied at the Securities and Exchange Commission's Public Reference Room in Washington, D.C. Information on the operation of the public reference room may be obtained by calling the Commission at 1-202-942-8090. Reports and other information about the Fund are available on the EDGAR Database on the Commission's Internet site at http:/www.sec.gov. Copies of information on the Commission's Internet site may be obtained upon payment of a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the Commission, Washington, D.C. 20549-0102.

File No. 811-7673                                                    IFS-69-0112

                        THE GANNETT WELSH & KOTLER FUNDS
                        --------------------------------

                       STATEMENT OF ADDITIONAL INFORMATION
                       -----------------------------------

                                February 1, 2002

                                GW&K Equity Fund

     This Statement of Additional Information is not a Prospectus. It should be read in conjunction with the Fund's Prospectus dated February 1, 2002. The Fund's financial statements as of September 30, 2001 are incorporated herein by reference. A copy of the Fund's Prospectus or its financial statements can be obtained by writing the Trust at 222 Berkeley Street, Boston, Massachusetts 02116, or by calling the Trust nationwide toll-free 888-GWK-FUND (888-495-3863).

                       STATEMENT OF ADDITIONAL INFORMATION
                       -----------------------------------

                        The Gannett Welsh & Kotler Funds
                               222 Berkeley Street
                           Boston, Massachusetts 02116

                                TABLE OF CONTENTS
                                -----------------
                                                                            PAGE
                                                                            ----

THE TRUST ................................................................     3

DEFINITIONS, POLICIES AND RISK CONSIDERATIONS ............................     4

QUALITY RATINGS OF CORPORATE BONDS AND PREFERRED STOCKS ..................     9

INVESTMENT LIMITATIONS ...................................................    13

TRUSTEES AND OFFICERS ....................................................    15

THE INVESTMENT ADVISER ...................................................    16

DISTRIBUTION PLAN ........................................................    17

SECURITIES TRANSACTIONS ..................................................    19

PORTFOLIO TURNOVER .......................................................    20

CALCULATION OF SHARE PRICE ...............................................    20

TAXES ....................................................................    20

REDEMPTION IN KIND .......................................................    21

HISTORICAL PERFORMANCE INFORMATION .......................................    22

PRINCIPAL SECURITY HOLDERS ...............................................    24

CUSTODIAN ................................................................    24

AUDITORS .................................................................    24

INTEGRATED FUND SERVICES, INC ............................................    25

THE DISTRIBUTOR ..........................................................    25

ANNUAL REPORT ............................................................    26

THE TRUST
---------

     The Gannett Welsh & Kotler Funds (the "Trust") was organized as a Massachusetts business trust on April 30, 1996. The Trust is an open-end, management investment company. The GW&K Equity Fund (the "Fund") is a diversified series of the Trust.

     The Fund has its own investment objective and policies. If there is a change in the Fund's investment objective, shareholders should consider whether the Fund remains an appropriate investment in light of their then-current financial position and needs. Unless otherwise indicated, all investment practices and limitations of the Fund are nonfundamental policies that may be changed by the Board of Trustees without shareholder approval.

     Each share of the Fund represents an equal proportionate interest in the assets and liabilities belonging to the Fund with each other share of that Fund and is entitled to such dividends and distributions out of the income belonging to the Fund as are declared by the Trustees. The shares do not have cumulative voting rights or any preemptive or conversion rights, and the Trustees have the authority from time to time to divide or combine the shares of the Fund into a greater or lesser number of shares of the Fund so long as the proportionate beneficial interest in the assets belonging to the Fund and the rights of shares of any other Fund are in no way affected. In case of any liquidation of the Fund, the holders of shares of the Fund being liquidated will be entitled to receive as a class a distribution out of the assets, net of the liabilities, belonging to the Fund. Expenses attributable to the Fund are borne by the Fund. Any general expenses of the Trust not readily identifiable as belonging to a particular Fund are allocated by or under the direction of the Trustees in such manner as the Trustees determine to be fair and equitable. Generally, the Trustees allocate such expenses on the basis of relative net assets or number of shareholders. No shareholder is liable to further calls or to assessment by the Trust without his express consent.

     Shares of the Fund have equal voting rights and liquidation rights, and are voted in the aggregate and not by series except in matters where a separate vote is required by the Investment Company Act of 1940 (the "1940 Act") or when the matter affects only the interest of a particular series. When matters are submitted to shareholders for a vote, each shareholder is entitled to one vote for each full share owned and fractional votes for fractional shares owned. The Trust does not normally hold annual meetings of shareholders. The Trustees shall promptly call and give notice of a meeting of shareholders for the purpose of voting upon removal of any Trustee when requested to do so in writing by shareholders holding 10% or more of the Trust's outstanding shares. The Trust will comply with the provisions of Section 16(c) of the 1940 Act in order to facilitate communications among shareholders.

     Under Massachusetts law, under certain circumstances, shareholders of a Massachusetts business trust could be deemed to have the same type of personal liability for the obligations of the Trust as does a partner of a partnership. However, numerous investment companies registered under the 1940 Act have been formed as Massachusetts business trusts and the Trust is not aware of any instance where such result has occurred. In addition, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust also provides for the indemnification out of the Trust property for all losses and expenses of any shareholder held personally liable for the obligations of the Trust. Moreover, it provides that the Trust will, upon request, assume the defense of any claim made against any shareholder for any act or obligation of the Trust and satisfy any judgment thereon. As a result, and particularly because the Trust assets are readily marketable and ordinarily substantially exceed liabilities, management believes that the risk of shareholder liability is slight and limited to circumstances in which the Trust itself would be unable to meet its obligations. Management believes that, in view of the above, the risk of personal liability is remote.

     On December 10, 1996, prior to the offering of its shares to the public, the Fund exchanged its shares for portfolio securities of GW&K Equity Fund, L.P., a Delaware limited partnership (the "Partnership"), after which the Partnership dissolved and distributed the Fund shares received pro rata to its partners, along with cash received from the sale of portfolio securities.

DEFINITIONS, POLICIES AND RISK CONSIDERATIONS
---------------------------------------------

     A more detailed discussion of some of the terms used and investment policies described in the Prospectuses appears below:

     MAJORITY. As used in the Prospectuses and this Statement of Additional Information, the term "majority" of the outstanding shares of the Trust (or of the Fund) means the lesser of (1) 67% or more of the outstanding shares of the Trust (or the Fund) present at a meeting, if the holders of more than 50% of the outstanding shares of the Trust (or the Fund) are present or represented at such meeting or (2) more than 50% of the outstanding shares of the Trust (or the Fund).

     SECURITIES. The Fund intends primarily to purchase the securities of industry-leading companies. The Fund may, however, also invest in less well-known companies, such as companies not widely followed by investment analysts or companies that are thinly traded.

     U.S. GOVERNMENT OBLIGATIONS. The Fund may invest in U.S. Government obligations, which include securities which are issued or guaranteed by the U.S. Treasury, by various agencies of the U.S. Government, and by various instrumentalities which have been established or sponsored by the U.S. Government. U.S. Treasury obligations include Treasury bills, Treasury notes and Treasury bonds. U.S. Treasury obligations also include the separate principal and interest components of U.S. Treasury obligations which are traded under the Separate Trading of Registered Interest and Principal of Securities ("STRIPS") program. Agencies and instrumentalities established by the United States Government include the Federal Home Loan Banks, the Federal Land Bank, the Government National Mortgage Association, the Federal National Mortgage
Association,  the Federal  Home Loan  Mortgage  Corporation,  the  Student  Loan
Marketing Association, the Small Business Administration, the Bank for Cooperatives, the Federal Intermediate Credit Bank, the Federal Financing Bank, the Federal Farm Credit Banks, the Federal Agricultural Mortgage Corporation, the Financing Corporation of America and the Tennessee Valley Authority.

     COMMERCIAL PAPER. Commercial paper consists of short-term (usually maturing in from one to two hundred seventy days) unsecured promissory notes issued by corporations in order to finance their current operations. The Fund will only invest in commercial paper rated in one of the three highest categories by either Moody's Investors Service, Inc. (Prime-1, Prime-2 or Prime-3) or Standard & Poor's Ratings Group (A-1, A-2 or A-3), or which, in the opinion of the Adviser, is of equivalent investment quality. Certain notes may have floating or variable rates. Variable and floating rate notes with a demand notice period exceeding seven days will be subject to the Fund's restriction on illiquid investments (see "Investment Limitations") unless, in the judgment of the Adviser, such note is liquid.

     The rating of Prime-1 is the highest commercial paper rating assigned by Moody's Investors Service, Inc. ("Moody's"). Among the factors considered by Moody's in assigning ratings are the following: valuation of the management of the issuer; economic evaluation of the issuer's industry or industries and an appraisal of speculative-type risks which may be inherent in certain areas; evaluation of the issuer's products in relation to competition and customer acceptance; liquidity; amount and quality of long-term debt; trend of earnings over a period of 10 years; financial strength of the parent company and the relationships which exist with the issuer; and, recognition by the management of obligations which may be present or may arise as a result of public interest questions and preparations to meet such obligations. These factors are all considered in determining whether the commercial paper is rated Prime-1, Prime-2 or Prime-3. Commercial paper rated A-1 (highest quality) by Standard & Poor's Ratings Group ("S&P") has the following characteristics: liquidity ratios are adequate to meet cash requirements; long-term senior debt is rated "A" or better, although in some cases "BBB" credits may be allowed; the issuer has access to at least two additional channels of borrowing; basic earnings and cash flow have an upward trend with allowance made for unusual circumstances; typically, the issuer's industry is well established and the issuer has a strong position within the industry; and, the reliability and quality of management are unquestioned. The relative strength or weakness of the above factors determines whether the issuer's commercial paper is rated A-1, A-2, or A-3.

     BANK DEBT INSTRUMENTS. Bank debt instruments in which the Fund may invest consist of certificates of deposit, bankers' acceptances and time deposits issued by commercial banks, national banks and state banks, trust companies and mutual savings banks, or banks or institutions the accounts of which are insured by the Federal Deposit Insurance Corporation or the Federal Savings and Loan Insurance Corporation. Certificates of deposit are negotiable certificates evidencing the indebtedness of a commercial bank to repay funds deposited with it for a definite period of time (usually from fourteen days to one year) at a stated or variable interest rate. Bankers' acceptances are credit instruments evidencing the obligation of a bank to pay a draft which has been drawn on it by a customer, which instruments reflect the obligation both of the bank and of the drawer to pay the face amount of the instrument upon maturity. Time deposits are non-negotiable deposits maintained in a banking institution for a specified period of time at a stated interest rate. The Fund will not invest in time deposits maturing in more than seven days if, as a result thereof, more than 15% of the value of its net assets would be invested in such securities and other illiquid securities.

     STRIPS. STRIPS are U.S. Treasury bills, notes, and bonds that have been issued without interest coupons or stripped of their unmatured interest coupons, interest coupons that have been stripped from such U.S. Treasury securities, and receipts or certificates representing interests in such stripped U.S. Treasury securities and coupons. A STRIPS security pays no interest in cash to its holder during its life although interest is accrued for federal income tax purposes. Its value to an investor consists of the difference between its face value at the time of maturity and the price for which it was acquired, which is generally an amount significantly less than its face value. Investing in STRIPS may help to preserve capital during periods of declining interest rates. For example, if interest rates decline, Government National Mortgage Association Certificates owned by the Fund which were purchased at greater than par are more likely to be prepaid, which would cause a loss of principal. In anticipation of this, the Fund might purchase STRIPS, the value of which would be expected to increase when interest rates decline.

     STRIPS do not entitle the holder to any periodic payments of interest prior to maturity. Accordingly, such securities usually trade at a deep discount from their face or par value and will be subject to greater fluctuations of market value in response to changing interest rates than debt obligations of comparable maturities which make periodic distributions of interest. On the other hand, because there are no periodic interest payments to be reinvested prior to maturity, STRIPS eliminate the reinvestment risk and lock in a rate of return to maturity. Current federal tax law requires that a holder of a STRIPS security accrue a portion of the discount at which the security was purchased as income each year even though the Fund received no interest payment in cash on the security during the year.

     LOWER-RATED SECURITIES. The Fund may invest in securities convertible into common stock (such as convertible bonds and convertible preferred stocks) without regard to quality ratings assigned by rating organizations such as Moody's and S&P. Lower-rated securities (commonly called "junk bonds"), i.e., securities rated below Baa by Moody's or below BBB by S&P, or the equivalent, will have speculative characteristics (including the possibility of default or bankruptcy of the issuers of such securities, market price volatility based upon interest rate sensitivity, questionable creditworthiness and relative liquidity of the secondary trading market). Because lower-rated securities have been found to be more sensitive to adverse economic changes or individual corporate developments and less sensitive to interest rate changes than higher-rated investments, an economic downturn could disrupt the market for such securities and adversely affect the value of outstanding bonds and the ability of issuers to repay principal and interest. In addition, in a declining interest rate market, issuers of lower-rated securities may exercise redemption or call provisions, which may force the Fund, to the extent it owns such securities, to replace those securities with lower yielding securities. This could result in a decreased return for investors. The Fund does not currently intend to invest more than 5% of its net assets in lower-rated securities. If subsequent to its purchase by the Fund, the reduction of a security's rating below Baa or BBB causes the Fund to hold more than 5% of its net assets in lower-rated securities, the Adviser will sell a sufficient amount of such lower-rated securities, subject to market conditions and the Adviser's assessment of the most opportune time for sale, in order to lower the percentage of the Fund's net assets invested in such securities to 5% or less.

     REPURCHASE AGREEMENTS. Repurchase agreements are transactions by which the Fund purchases a security and simultaneously commits to resell that security to the seller at an agreed upon time and price, thereby determining the yield during the term of the agreement. In the event of a bankruptcy or other default by the seller of a repurchase agreement, the Fund could experience both delays in liquidating the underlying security and losses. To minimize these possibilities, the Fund intends to enter into repurchase agreements only with its Custodian, with banks having assets in excess of $10 billion and the largest and, in the Adviser's judgment, most creditworthy primary U.S. Government securities dealers. The Fund will enter into repurchase agreements which are collateralized by U.S. Government obligations or other liquid high-grade debt obligations. Collateral for repurchase agreements is held in safekeeping in the customer-only account of the Fund's Custodian at the Federal Reserve Bank. The Fund will not enter into a repurchase agreement not terminable within seven days if, as a result thereof, more than 15% of the value of its net assets would be invested in such securities and other illiquid securities.

     Although the securities subject to a repurchase agreement might bear maturities exceeding one year, settlement for the repurchase would never be more than one year after the Fund's acquisition of the securities and normally would be within a shorter period of time. The resale price will be in excess of the purchase price, reflecting an agreed upon market rate effective for the period of time the Fund's money will be invested in the securities, and will not be related to the coupon rate of the purchased security. At the time the Fund enters into a repurchase agreement, the value of the underlying security, including accrued interest, will equal or exceed the value of the repurchase agreement, and, in the case of a repurchase agreement exceeding one day, the seller will agree that the value of the underlying security, including accrued interest, will at all times equal or exceed the value of the repurchase agreement. The collateral securing the seller's obligation must be of a credit quality at least equal to the Fund's investment criteria for portfolio securities and will be held by the Custodian or in the Federal Reserve Book Entry System.

     For purposes of the 1940 Act, a repurchase agreement is deemed to be a loan from the Fund to the seller subject to the repurchase agreement and is therefore subject to the Fund's investment restriction applicable to loans. It is not clear whether a court would consider the securities purchased by the Fund subject to a repurchase agreement as being owned by the Fund or as being collateral for a loan by the Fund to the seller. In the event of the commencement of bankruptcy or insolvency proceedings with respect to the seller of the securities before repurchase of the security under a repurchase agreement, the Fund may encounter delay and incur costs before being able to sell the security. Delays may involve loss of interest or decline in price of the security. If a court characterized the transaction as a loan and the Fund has not perfected a security interest in the security, that Fund may be required to return the security to the seller's estate and be treated as an unsecured creditor of the seller. As an unsecured creditor, the Fund would be at the risk of losing some or all of the principal and income involved in the transaction. As with any unsecured debt obligation purchased for the Fund, the Adviser seeks to minimize the risk of loss through repurchase agreements by analyzing the creditworthiness of the obligor, in this case, the seller.

     Apart from the risk of bankruptcy or insolvency proceedings, there is also the risk that the seller may fail to repurchase the security, in which case the Fund may incur a loss if the proceeds to the Fund of the sale of the security to a third party are less than the repurchase price. However, if the market value of the securities subject to the repurchase agreement becomes less than the repurchase price (including interest), the Fund involved will direct the seller of the security to deliver additional securities so that the market value of all securities subject to the repurchase agreement will equal or exceed the repurchase price. It is possible that the Fund will be unsuccessful in seeking to enforce the seller's contractual obligation to deliver additional securities.

     LOANS OF PORTFOLIO SECURITIES. The Fund may, from time to time, lend its portfolio securities on a short-term basis (i.e., for up to seven days) to banks, brokers and dealers and receive as collateral cash, U.S. Government obligations or irrevocable bank letters of credit (or any combination thereof), which collateral will be required to be maintained at all times in an amount equal to at least 100% of the current value of the loaned securities plus accrued interest. It is the present intention of the Trust, which may be changed without shareholder approval, that loans of portfolio securities will not be made with respect to the Fund if as a result the aggregate of all outstanding loans exceeds one-third of the value of the Fund's total assets.

     Under applicable regulatory requirements (which are subject to change), the loan collateral must, on each business day, at least equal the value of the loaned securities. To be acceptable as collateral, letters of credit must obligate a bank to pay amounts demanded by the Fund if the demand meets the terms of the letter. Such terms and the issuing bank must be satisfactory to the Fund. Securities lending will afford the Fund the opportunity to earn additional income because the Fund receives amounts equal to the dividends or interest on loaned securities and also receive one or more of (a) negotiated loan fees, (b) interest on securities used as collateral, or (c) interest on short-term debt securities purchased with such collateral; either type of interest may be shared with the borrower. The Fund may also pay fees to placing brokers as well as custodian and administrative fees in connection with loans. Fees may only be paid to a placing broker provided that the Trustees determine that the fee paid to the placing broker is reasonable and based solely upon services rendered, that the Trustees separately consider the propriety of any fee shared by the placing broker with the borrower, and that the fees are not used to compensate the Adviser or any affiliated person of the Trust or an affiliated person of the Adviser or other affiliated person. Such loans will be terminable at any time. Loans of securities involve risks of delay in receiving additional collateral or in recovering the securities lent or even loss of rights in the collateral in the event of the insolvency of the borrower of the securities. The Fund will have the right to regain record ownership of loaned securities in order to exercise beneficial rights. The terms of the Fund's loans must meet applicable tests under the Internal Revenue Code and permit the Fund to reacquire loaned securities on five days' notice or in time to vote on any important matter.

     BORROWING AND PLEDGING. The Fund may borrow money from banks provided that, immediately after any such borrowings, there is asset coverage of 300% for all borrowings of the Fund. The Fund will not make any borrowing which would cause its outstanding borrowings to exceed one-third of its total assets. The Fund may pledge assets in connection with borrowings but will not pledge more than one-third of its total assets. Borrowing magnifies the potential for gain or loss on the portfolio securities of the Fund and, therefore, if employed, increases the possibility of fluctuation in the Fund's net asset value. This is the speculative factor known as leverage. The Fund's policies on borrowing and pledging are fundamental policies which may not be changed without the affirmative vote of a majority of its outstanding shares. It is the Fund's present intention, which may be changed by the Board of Trustees without shareholder approval, to limit its borrowings to 5% of its total assets only for emergency or extraordinary purposes and not for leverage.

     FOREIGN SECURITIES. Subject to the Fund's investment policies and quality and maturity standards, the Fund may invest in the securities (payable in U.S. dollars) of foreign issuers and in the securities of foreign branches of U.S. banks such as negotiable certificates of deposit (Eurodollars). Because the Fund may invest in foreign securities, investment in the Fund involves risks that are different in some respects from an investment in a fund which invests only in securities of U.S. domestic issuers. Foreign investments may be affected favorably or unfavorably by changes in currency rates and exchange control regulations. There may be less publicly available information about a foreign company than about a U.S. company and foreign companies may not be subject to accounting, auditing and financial reporting standards and requirements comparable to those applicable to U.S. companies. There may be less governmental supervision of securities markets, brokers and issuers of securities. Securities of some foreign companies are less liquid or more volatile than securities of U.S. companies and foreign brokerage commissions and custodian fees are generally higher than in the United States. Settlement practices may include delays and may differ from those customary in United States markets. Investments in foreign securities may also be subject to other risks different from those affecting U.S. investments, including local political or economic developments, expropriation or nationalization of assets, restrictions on foreign investment and repatriation of capital, imposition of withholding taxes on dividend or interest payments, currency blockage (which would prevent cash from being brought back to the United States), and difficulty in enforcing legal rights outside the United States.

     The Fund will invest primarily in domestic equity securities, although it may invest in foreign companies through the purchase of sponsored American Depository Receipts (certificates of ownership issued by an American bank or trust company as a convenience to investors in lieu of the underlying shares which such bank or trust company holds in custody) or other securities of foreign issuers that are publicly traded in the United States. When selecting foreign investments for any of the foregoing funds, the Adviser will seek to invest in securities that have investment characteristics and qualities comparable to the kinds of domestic securities in which the Fund invests.

     WARRANTS AND RIGHTS. Warrants are options to purchase equity securities at a specified price and are valid for a specific time period. Rights are similar to warrants, but normally have a short duration and are distributed by the issuer to its shareholders. The Fund may purchase warrants and rights, provided that the Fund does not presently intend to invest more than 5% of its net assets at the time of purchase in warrants and rights other than those that have been acquired in units or attached to other securities. Of such 5%, no more than 2% of the Fund's assets at the time of purchase may be invested in warrants which are not listed on either the New York Stock Exchange or the American Stock Exchange.

QUALITY RATINGS OF CORPORATE BONDS AND PREFERRED STOCKS
-------------------------------------------------------

     The ratings of Moody's and S&P for corporate bonds in which the Fund may invest are as follows:

     Moody's
     -------

     Aaa - Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edge." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

     Aa - Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risks appear somewhat larger than in Aaa securities.

     A - Bonds which are rated A possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate but elements may be present which suggest a susceptibility to impairment sometime in the future.

     Baa - Bonds which are rated Baa are considered as medium grade obligations, i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

     Ba - Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well assured. Often the protection of interest and principal payments may be very moderate and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

     B - Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

     Caa - Bonds which are rated Caa are of poor standing. Such issues may be in default or there may be present elements of danger with respect to principal or interest.

     Ca - Bonds which are rated Ca represent obligations which are speculative in a high degree. Such issues are often in default or have other marked shortcomings.

     C - Bonds which are rated C are the lowest rated class of bonds and issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

     S&P
     ---

     AAA - Bonds rated AAA have the highest rating assigned by Standard & Poor's to a debt obligation. Capacity to pay interest and repay principal is extremely strong.

     AA - Bonds rated AA have a very strong capacity to pay interest and repay principal and differ from the highest rated issues only in small degree.

     A - Bonds rated A have a strong capacity to pay interest and repay principal although they are somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than bonds in higher rated categories.

     BBB - Bonds rated BBB are regarded as having an adequate capacity to pay interest and repay principal. Whereas they normally exhibit adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for bonds in this category than for bonds in higher rated categories.

     BB, B, CCC and CC - Bonds rated BB, B, CCC and CC are regarded, on balance, as predominantly speculative with respect to capacity to pay interest and repay principal in accordance with the terms of the obligation. BB indicates the lowest degree of speculation and CC the highest degree of speculation. While such bonds will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposures to adverse conditions.

     C - The rating C is reserved for income bonds on which no interest is being paid.

     D - Bonds rated D are in default, and payment of interest and/or repayment of principal is in arrears.

     The ratings of Moody's and S&P for preferred stocks in which the Funds may invest are as follows:

     Moody's
     -------

     aaa - An issue which is rated aaa is considered to be a top-quality preferred stock. This rating indicates good asset protection and the least risk of dividend impairment within the universe of preferred stocks.

     aa - An issue which is rated aa is considered a high-grade preferred stock. This rating indicates that there is reasonable assurance that earnings and asset protection will remain relatively well maintained in the foreseeable future.

     a - An issue which is rated a is considered to be an upper-medium grade preferred stock. While risks are judged to be somewhat greater than in the "aaa" and "aa" classifications, earnings and asset protection are, nevertheless, expected to be maintained at adequate levels.

     baa - An issue which is rated baa is considered to be medium grade, neither highly protected nor poorly secured. Earnings and asset protection appear adequate at present but may be questionable over any great length of time.

     ba - An issue which is rated ba is considered to have speculative elements and its future cannot be considered well assured. Earnings and asset protection may be very moderate and not well safeguarded during adverse periods. Uncertainty of position characterizes preferred stocks in this class.

     b - An issue which is rated b generally lacks the characteristics of a desirable investment. Assurance of dividend payments and maintenance of other terms of the issue over any long period of time may be small.

     caa - An issue which is rated caa is likely to be in arrears on dividend payments. This rating designation does not purport to indicate the future status of payments.

     S&P
     ---

     AAA - This is the highest rating that may be assigned by S&P to a preferred stock issue and indicates an extremely strong capacity to pay the preferred stock obligations.

     AA - A preferred stock issue rated AA also qualifies as a high-quality fixed income security. The capacity to pay preferred stock obligations is very strong, although not as overwhelming as for issues rated AAA.

     A - An issue rated A is backed by a sound capacity to pay the preferred stock obligations, although it is somewhat more susceptible to the diverse effects of changes in circumstances and economic conditions.

     BBB - An issue rated BBB is regarded as backed by an adequate capacity to pay the preferred stock obligations. Whereas it normally exhibits adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to make payments for a preferred stock in this category than for issues in the A category.

     BB, B and CCC - Preferred stock rated BB, B and CCC are regarded, on balance, as predominantly speculative with respect to the issuer's capacity to pay preferred stock obligations. BB indicates the lowest degree of speculation and CCC the highest degree of speculation. While such issues will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposures to adverse conditions.

     CC - The rating CC is reserved for a preferred stock issue in arrears on dividends or sinking fund payments but that is currently paying.

     C - A preferred stock rated C is a non-paying issue.

     D - A preferred stock rated D is a non-paying issue with the issuer in default on debt instruments.

INVESTMENT LIMITATIONS
----------------------

     The Trust has adopted certain fundamental investment limitations designed to reduce the risk of an investment in the Fund. These limitations may not be changed with respect to the Fund without the affirmative vote of a majority of the outstanding shares of the Fund.

     The limitations applicable to the Fund are:

     1. BORROWING MONEY. The Fund will not borrow money, except from a bank, provided that immediately after any such borrowing there is asset coverage of 300% for all borrowings of the Fund.

     2. PLEDGING. The Fund will not mortgage, pledge, hypothecate or in any manner transfer, as security for indebtedness, any security owned or held by the Fund except as may be necessary in connection with borrowings described in limitation (1) above. The Fund will not mortgage, pledge or hypothecate more than one-third of its assets in connection with borrowings. Deposit of payment by the Fund of initial or maintenance margin in connection with futures contracts and related options is not considered a pledge or hypothecation of assets.

     3. MARGIN PURCHASES. The Fund will not purchase any securities on "margin" (except such short-term credits as are necessary for the clearance of transactions). The deposit of funds in connection with transactions in options, futures contracts, and options on such contracts will not be considered a purchase on "margin."

     4. SHORT SALES. The Fund will not make short sales of securities, or maintain a short position, other than short sales "against the box."

     5. COMMODITIES. The Fund will not purchase or sell commodities or commodity contracts including futures, except that the Fund may purchase or sell put or call options, financial futures contracts and related options.

     6. UNDERWRITING. The Fund will not act as underwriter of securities issued by other persons. This limitation is not applicable to the extent that, in connection with the disposition of portfolio securities, the Fund may be deemed an underwriter under certain federal securities laws.

     7. REAL ESTATE. The Fund will not purchase, hold or deal in real estate or real estate mortgage loans, including real estate limited partnership interests, except that the Fund may purchase (a) securities of companies (other than limited partnerships) which deal in real estate, (b) securities which are secured by interests in real estate or by interests in mortgage loans including securities secured by mortgage-backed securities or (c) readily marketable interests in real estate investment trusts.

     8. LOANS. The Fund will not make loans to other persons, except (a) by loaning portfolio securities, or (b) by engaging in repurchase agreements. For purposes of this limitation, the term "loans" shall not include the purchase of bonds, debentures, commercial paper or corporate notes, and similar marketable evidences of indebtedness.

     9. INDUSTRY CONCENTRATION. The Fund will not invest more than 25% of its total assets in any particular industry.

     10. SENIOR SECURITIES. The Fund will not issue or sell any senior security as defined by the Investment Company Act of 1940 except in so far as any borrowing that the Fund may engage in may be deemed to be an issuance of a senior security.

     The Trust does not intend to pledge, mortgage or hypothecate the assets of the Fund. The Trust does not intend to make short sales of securities "against the box" as described in investment limitation 4 (above). The statements of intention in this paragraph reflect nonfundamental policies which may be changed by the Board of Trustees without shareholder approval.

     Other current investment policies of the Fund, which are not fundamental and which may be changed by action of the Board of Trustees without shareholder approval, are as follows:

     1. ILLIQUID INVESTMENTS. The Fund will not purchase securities for which no readily available market exists or engage in a repurchase agreement maturing in more than seven days if, as a result thereof, more than 15% of the value of the net assets of the Fund would be invested in such securities.

     2. INVESTING FOR CONTROL. The Fund will not invest in companies for the purpose of exercising control or management.

     3. OTHER INVESTMENT COMPANIES. The Fund will not invest more than 10% of its total assets in securities of other investment companies. The Fund will not invest more than 5% of its total assets in the securities of any single investment company. The Fund will not hold more than 3% of the outstanding voting stock of any single investment company.

     4. MINERAL LEASES. The Fund will not purchase oil, gas or other mineral leases, rights or royalty contracts.

     5. VOTING SECURITIES OF ANY ISSUER. The Fund will not purchase more than 10% of the outstanding voting securities of any one issuer.

     6. 80% INVESTMENT POLICY. Under normal circumstances, the Fund will invest at least 80% of its assets (defined as net assets plus the amount of any borrowing for investment purposes) in common stocks. Shareholders will be provided with at least 60 days' prior notice of any change in this policy. The notice will be provided in a separate written document containing the following, or similar, statement, in boldface type: "Important Notice Regarding Change in Investment Policy." The statement will also appear on the envelope in which the notice is delivered, unless the notice is delivered separately from other communications to the shareholder. When the Adviser believes substantial price risks exist for common stocks because of uncertainties in the investment outlook or when in the judgment of the Adviser it is otherwise warranted in selling to manage the Fund's portfolio, the Fund may temporarily hold for defensive purposes all or a portion of its assets in short-term obligations such as bank debt instruments (certificates of deposit, bankers' acceptances and time deposits), commercial paper rated A-3 or better by S&P or Prime-3 or better by Moody's, shares of money market investment companies, U.S. Government obligations having a maturity of less than one year or repurchase agreements.

     With respect to the percentages adopted by the Trust as maximum limitations on the Fund's investment policies and restrictions, an excess above the fixed percentage (except for the percentage limitations relative to the borrowing of money and the holding of illiquid securities) will not be a violation of the policy or restriction unless the excess results immediately and directly from the acquisition of any security or the action taken.

TRUSTEES AND OFFICERS
---------------------

     The following is a list of the Trustees and executive officers of the Trust. Each Trustee who is an "interested person" of the Trust, as defined by the 1940 Act, is indicated by an asterisk.

                                                                  Compensation
Name                              Age      Position Held          From the Trust
----                              ---      -------------          --------------
*Harold G. Kotler                 57       President/Trustee          $    0
*Benjamin H. Gannett              59       Treasurer/Trustee               0
+Zoe Aponte                       45       Trustee                     8,000
 Morton S. Grossman               78       Trustee                     5,000
 Timothy P. Neher                 54       Trustee                     5,000
+Josiah A. Spaulding, Jr.         50       Trustee                     8,000
+Allan Tofias                     71       Trustee                     8,000
 Irwin M. Heller                  55       Secretary                       0

* Messrs. Kotler and Gannett, as principals of Gannett Welsh & Kotler, Inc., the Trust's investment adviser, are "interested persons" of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

+    Member of Audit Committee.

     The principal occupations of the Trustees and executive officers of the Trust during the past five years are set forth below:

     HAROLD G. KOTLER, 222 Berkeley Street, Boston, Massachusetts, is President and a principal of the Adviser. He previously was a Principal and the President of GSD, Inc., the General Partner of the GW&K Equity Fund, L.P. (a limited partnership investing in equity securities and the predecessor entity to the GW&K Equity Fund). He is also a director of ICON Consulting (a software consulting company).

     BENJAMIN H. GANNETT, 222 Berkeley Street, Boston, Massachusetts, is Executive Vice President and Treasurer of the Adviser. He previously was a Principal of GSD, Inc.

     ZOE APONTE, 1747 Glenbrook Place, Fayetteville, Arkansas, is the Manager of MBA and Diversity Recruitment for Wal-Mart Stores, Inc. She previously was an Associate Director of Reebok International Ltd. (a sportswear company).

     MORTON S. GROSSMAN, P.O. Box 110, Quincy, Massachusetts, is Chairman of the Board of The Grossman Companies, Inc. (a real estate management company).

     TIMOTHY P. NEHER, The Pilot House, Lewis Wharf, Boston, Massachusetts, is Vice-Chairman of Continental Cablevision, Inc. (a telecommunications company) and a Director of The Golf Channel, Inc. (a golf broadcasting company). He previously was a Director of Turner Broadcasting, Inc.

     JOSIAH A. SPAULDING, JR., 270 Tremont Street, Boston, Massachusetts, is the President and Chief Executive Officer of The Wang Center for the Performing Arts (an entertainment company).

     ALLAN TOFIAS, 2044 Beacon Street, Newton, Massachusetts, is a Certified Public Accountant. Since January 1998, his principal occupation has been as a consultant. He founded one of the largest regional accounting firms in the Northeast. Mr. Tofias is also a Director of Rowe Companies (a retailer and manufacturer), and a Director of One Price Clothing, Inc. (a retail chain of clothing stores).

     IRWIN M. HELLER, 177 Hampshire Road, Wellesley, Massachusetts, is a Partner of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, PC (a law firm).

     Each non-interested Trustee receives an annual retainer of $2,000 and a $1,000 fee for each Board meeting and Audit Committee meeting attended and is reimbursed for travel and other expenses incurred in the performance of his or her duties.

THE INVESTMENT ADVISER
----------------------

     Gannett Welsh & Kotler, Inc. (the "Adviser") is the Trust's investment manager. Messrs. Kotler and Gannett are the controlling shareholders and are principals of the Adviser and, as such, may directly or indirectly receive benefits from the advisory fees paid to the Adviser. Under the terms of the investment advisory agreement between the Trust and the Adviser, the Adviser manages the Fund's investments. The Fund pays the Adviser a fee computed and accrued daily and paid monthly at an annual rate of 1.00% of its respective average daily net assets. For the fiscal years ended September 30, 2001, 2000 and 1999 the Equity Fund paid advisory fees of $816,690 (net of voluntary fee waivers of $132,459), $755,785 (net of voluntary fee waivers of $68,634) and $521,783 (net of voluntary fee waivers of $62,000), respectively.

     In addition to the advisory fee, the Fund is responsible for the payment of all expenses incurred in connection with the organization and operations of the Fund, including such fees and expenses in connection with membership in investment company organizations, brokerage fees and commissions, legal, auditing and accounting expenses, expenses of registering shares under federal and state securities laws, insurance expenses, taxes or governmental fees, fees and expenses of the custodian, transfer agent, administrator, and accounting and pricing agent of the Fund, fees and expenses of members of the Board of Trustees who are not interested persons of the Trust, the cost of preparing and distributing prospectuses, statements, reports and other documents to shareholders, expenses of shareholders' meetings and proxy solicitations, and extraordinary or non-recurring expenses as may arise, such as litigation to which the Trust may be a party. The Fund may have an obligation to indemnify the Trust's officers and Trustees with respect to such litigation, except in instances of willful misfeasance, bad faith, gross negligence or reckless disregard by such officers and Trustees in the performance of their duties. The Adviser bears promotional expenses in connection with the distribution of the Fund's shares to the extent that such expenses are not assumed by the Fund under its plan of distribution (see below). The compensation and expenses of any officer, Trustee or employee of the Trust who is an officer, director or employee of the Adviser are paid by the Adviser.

     By its terms, the Trust's investment advisory agreement on behalf of the Fund has an initial term of two years and will remain in force from year to year thereafter, subject to annual approval by (a) the Board of Trustees or (b) a vote of the majority of the Fund's outstanding voting securities; provided that in either event continuance is also approved by a majority of the Trustees who are not interested persons of the Trust, by a vote cast in person at a meeting called for the purpose of voting on such approval. The investment advisory agreement may be terminated at any time, on sixty days' written notice, without the payment of any penalty, by the Board of Trustees, by a vote of the majority of the Fund's outstanding voting securities, or by the Adviser. The investment advisory agreement automatically terminates in the event of its assignment, as defined by the 1940 Act and the rules thereunder.

     The names "Gannett Welsh & Kotler" and "GW&K" are property rights of the Adviser. The Adviser may use the names "Gannett Welsh & Kotler" and "GW&K" in other connections and for other purposes, including in the name of other investment companies. The Trust has agreed to discontinue any use of the names "Gannett Welsh & Kotler" or "GW&K" if the Adviser ceases to be employed as the Trust's investment manager.

DISTRIBUTION PLAN
-----------------

     As stated in the Fund's Prospectus, the Fund has adopted a plan of distribution (the "Plan") pursuant to Rule 12b-1 under the 1940 Act which permits the Fund to pay for expenses incurred in the distribution and promotion of the Fund's shares, including but not limited to, the printing of prospectuses, statements of additional information and reports used for sales purposes, advertisements, expenses of preparation and printing of sales literature, promotion, marketing and sales expenses and other distribution-related expenses, including any distribution fees paid to securities dealers or other firms who have executed a distribution or service agreement with the Trust. Pursuant to the Plan, the Fund may also make payments to banks or other financial institutions that provide shareholder services and administer shareholder accounts. Banks may charge their customers fees for offering these services to the extent permitted by regulatory authorities, and the overall return to those shareholders availing themselves of the bank services will be lower than to those shareholders who do not. The Fund may from time to time purchase securities issued by banks which provide such services; however, in selecting investments for the Fund, no preference will be shown for such securities.

     The Plan expressly limits payment of the distribution expenses listed above in any fiscal year to a maximum of 0.25% of the average daily net assets of the Fund. Unreimbursed expenses will not be carried over from year to year. For the fiscal year ended September 30, 2001, the Fund incurred distribution expenses of $58,618, all of which was payments to broker/dealers.

     Agreements implementing the Plan (the "Implementation Agreements"), including agreements with dealers wherein such dealers agree for a fee to act as agents for the sale of the Fund's shares, are in writing and have been approved by the Board of Trustees. All payments made pursuant to the Plan are made in accordance with written agreements.

     The continuance of the Plan and the Implementation Agreements must be specifically approved at least annually by a vote of the Trust's Board of Trustees and by a vote of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the Plan or any Implementation Agreement (the "Independent Trustees") at a meeting called for the purpose of voting on such continuance. The Plan may be terminated at any time by a vote of a majority of the Independent Trustees or by a vote of the holders of a majority of the outstanding shares of the Fund. In the event the Plan is terminated in accordance with its terms, the Fund will not be required to make any payments for expenses incurred by the Adviser after the termination date. Each Implementation Agreement terminates automatically in the event of its assignment and may be terminated at any time by a vote of a majority of the Independent Trustees or by a vote of the holders of a majority of the outstanding shares of the Fund on not more than 60 days written notice to any other party to the Implementation Agreement. The Plan may not be amended to increase materially the amount to be spent for distribution without shareholder approval. All material amendments to the Plan must be approved by a vote of the Trust's Board of Trustees and by a vote of the Independent Trustees.

     In approving the Plan, the Trustees determined, in the exercise of their business judgment and in light of their fiduciary duties as Trustees, that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders. The Board of Trustees believes that expenditure of the Fund's assets for distribution expenses under the Plan should assist in the growth of the Fund which will benefit the Fund and its shareholders through increased economies of scale, greater investment flexibility, greater portfolio diversification and less chance of disruption of planned investment strategies. The Plan will be renewed only if the Trustees make a similar determination for each subsequent year of the Plan. There can be no assurance that the benefits anticipated from the expenditure of the Fund's assets for distribution will be realized. While the Plan is in effect, all amounts spent by the Fund pursuant to the Plan and the purposes for which such expenditures were made must be reported quarterly to the Board of Trustees for its review. In addition, the selection and nomination of those Trustees who are not interested persons of the Trust are committed to the discretion of the Independent Trustees during such period.

     As principals of the Adviser, Messrs. Gannett and Kotler may be deemed to have a financial interest in the operation of the Plan and the Implementation Agreements.

SECURITIES TRANSACTIONS
-----------------------

     Decisions to buy and sell securities for the Fund and the placing of the Fund's securities transactions and negotiation of commission rates where applicable are made by the Adviser and are subject to review by the Board of Trustees of the Trust. In the purchase and sale of portfolio securities, the Adviser seeks best execution for the Fund, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer. The Adviser generally seeks favorable prices and commission rates that are reasonable in relation to the benefits received. For the fiscal years ended September 30, 2001, 2000 and 1999, the Fund paid brokerage commissions of $68,200, $63,435 and $51,341, respectively.

     Generally, the Fund attempts to deal directly with the dealers who make a market in the securities involved unless better prices and execution are available elsewhere. Such dealers usually act as principals for their own account. On occasion, portfolio securities for the Fund may be purchased directly from the issuer.

     The Adviser is specifically authorized to select brokers who also provide brokerage and research services to the Fund and/or other accounts over which the Adviser exercises investment discretion and to pay such brokers a commission in excess of the commission another broker would charge if the Adviser determines in good faith that the commission is reasonable in relation to the value of the brokerage and research services provided. The determination may be viewed in terms of a particular transaction or the Adviser's overall responsibilities with respect to the Fund and to accounts over which it exercises investment discretion.

     Research services include securities and economic analyses, reports on issuers' financial conditions and future business prospects, newsletters and opinions relating to interest trends, general advice on the relative merits of possible investment securities for the Fund and statistical services and information with respect to the availability of securities or purchasers or sellers of securities. Although this information is useful to the Fund and the Adviser, it is not possible to place a dollar value on it. Research services furnished by brokers through whom the Fund effects securities transactions may be used by the Adviser in servicing all of its accounts and not all such services may be used by the Adviser in connection with the Fund.

     Consistent with the Conduct Rules of the National Association of Securities Dealers, Inc., and subject to its objective of seeking best execution of portfolio transactions, the Adviser may consider sales of shares of the Fund as a factor in the selection of brokers and dealers to execute portfolio transactions of the Fund.

     The Adviser may aggregate purchase and sale orders for the Fund and its other clients if it believes such aggregation is consistent with its duty to seek best execution for the Fund and its other clients. The Adviser will not favor any advisory account over any other account, and each account that participates in an aggregated order will participate at the average share price for all transactions of the Adviser in that security on a given business day, with all transaction costs shared on a pro rata basis.

CODE OF ETHICS. The Trust, the Adviser and the Trust's principal underwriter have each adopted a Code of Ethics under Rule 17j-1 of the 1940 Act which permits Fund personnel to invest in securities for their own accounts. The Codes of Ethics adopted by the Trust, the Adviser and the Distributor are on public file with, and are available from, the SEC.

PORTFOLIO TURNOVER
------------------

     The Fund's portfolio turnover rate is calculated by dividing the lesser of purchases or sales of portfolio securities for the fiscal year by the monthly average of the value of the portfolio securities owned by the Fund during the fiscal year. High portfolio turnover involves correspondingly greater brokerage commissions and other transaction costs, which will be borne directly by the Fund. High turnover may result in the Fund recognizing greater amounts of income and capital gains, which would increase the amount of income and capital gains which the Fund must distribute to shareholders in order to maintain its status as a regulated investment company and to avoid the imposition of federal income or excise taxes (see "Taxes"). Although the annual portfolio turnover rate of the Fund cannot be accurately predicted, the Adviser anticipates that it normally will not exceed 100% for the Fund, but may be either higher or lower. A 100% turnover rate would occur if all of the Fund's portfolio securities were replaced once within a one year period.

     Generally, the Fund does not intend to use short-term trading as a primary means of achieving its investment objective and intends to invest for long-term purposes. However, the rate of portfolio turnover will depend upon market and other conditions, and it will not be a limiting factor when the Adviser believes that portfolio changes are appropriate. For the fiscal years ended September 30, 2001, 2000 and 1999, the portfolio turnover rate was 25%, 38% and 28%, respectively, for the Fund.

CALCULATION OF SHARE PRICE
--------------------------

     The share price (net asset value) of the shares of the Fund is determined as of the close of the regular session of trading on the New York Stock Exchange (currently 4:00 p.m., Eastern time) on each day the Trust is open for business. The Trust is open for business on every day except Saturdays, Sundays and the following holidays: New Year's Day, Martin Luther King, Jr. Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. The Trust may also be open for business on other days in which there is sufficient trading in the Fund's portfolio securities that its net asset value might be materially affected. For a description of the methods used to determine the share price, see "Calculation of Share Price" in the Prospectus.

TAXES
-----

     The  Fund's   Prospectus   describes   generally   the  tax   treatment  of
distributions by the Fund. This section of the Statement of Additional Information includes additional information concerning federal taxes.

     The Fund has qualified and intends to continue to qualify annually for the special tax treatment afforded a "regulated investment company" under Subchapter M of the Internal Revenue Code so that it does not pay federal taxes on income and capital gains distributed to shareholders. To so qualify the Fund must, among other things, (i) derive at least 90% of its gross income in each taxable year from dividends, interest, payments with respect to securities loans, gains from the sale or other disposition of stock, securities or foreign currency, or certain other income (including but not limited to gains from options, futures and forward contracts) derived with respect to its business of investing in stock, securities or currencies; and (ii) diversify its holdings so that at the end of each quarter of its taxable year the following two conditions are met:
(a) at least 50% of the value of the Fund's total assets is represented by cash, U.S. Government securities, securities of other regulated investment companies and other securities (for this purpose such other securities will qualify only if the Fund's investment is limited in respect to any issuer to an amount not greater than 5% of the Fund's assets and 10% of the outstanding voting securities of such issuer) and (b) not more than 25% of the value of the Fund's assets is invested in securities of any one issuer (other than U.S. Government securities or securities of other regulated investment companies).

     The Fund's net realized capital gains from securities transactions will be distributed only after reducing such gains by the amount of any available capital loss carryforwards. Capital losses may be carried forward to offset any capital gains for eight years, after which any undeducted capital loss remaining is lost as a deduction. As of September 30, 2001, the Fund had a capital loss carryforward for federal income tax purposes of $2,452,231, which expire September 30, 2009. In addition, the Fund elected to defer until its subsequent tax year $1,717,062 of net realized capital losses incurred after October 31, 2000. These capital loss carryforward and "post-October" losses may be utilized in future years to offset net realized capital gains, if any, prior to distribution to shareholders.

     A federal excise tax at the rate of 4% will be imposed on the excess, if any, of the Fund's "required distribution" over actual distributions in any calendar year. Generally, the "required distribution" is 98% of a Fund's ordinary income for the calendar year plus 98% of its net capital gains recognized during the one year period ending on October 31 of the calendar year plus undistributed amounts from prior years. The Fund intends to make distributions sufficient to avoid imposition of the excise tax.

     The Fund will be required in certain cases to withhold and remit to the U.S. Treasury 30% of taxable dividends or 30% of gross proceeds realized upon sale of Fund shares paid to shareholders who (1) have failed to provide a correct tax identification number in the manner required, (2) are subject to withholding by the Internal Revenue Service and fail to properly include on their return payments of taxable interest or dividends, or (3) have failed to certify to the Fund that they either are not subject to backup withholding when required to do so or are "exempt recipients."

REDEMPTION IN KIND
------------------

     Under unusual circumstances, when the Board of Trustees deems it in the best interests of the Fund's shareholders, the Fund may make payment for shares repurchased or redeemed in whole or in part in securities of the Fund taken at current value. If any such redemption in kind is to be made, the Fund intends to make an election pursuant to Rule 18f-1 under the 1940 Act. This election will require the Fund to redeem shares solely in cash up to the lesser of $250,000 or 1% of the net asset value of the Fund during any 90 day period for any one shareholder. Should payment be made in securities, the redeeming shareholder will generally incur brokerage costs in converting such securities to cash. Portfolio securities which are issued in an in-kind redemption will be readily marketable.

HISTORICAL PERFORMANCE INFORMATION
----------------------------------

     From time to time, the Fund may advertise average annual total return. Average annual total return quotations will be computed by finding the average annual compounded rates of return over 1, 5 and 10 year periods that would equate the initial amount invested to the ending redeemable value, according to the following formula:

                                P (1 + T)^n = ERV
Where:

P =       a hypothetical initial payment of $1,000
T =       average annual total return
n =       number of years
ERV = ending redeemable value of a hypothetical $1,000 payment made at the beginning of the 1, 5 and 10 year periods at the end of the 1, 5 or 10 year periods (or fractional portion thereof)

The calculation of average annual total return assumes the reinvestment of all dividends and distributions and, with respect to the Fund, will include the performance of the Partnership prior to December 10, 1996. With respect to the Fund, it should be noted that: (1) the quoted performance data includes performance for periods before the Fund's registration statement became effective; (2) the Fund was not registered under the 1940 Act during such periods and therefore was not subject to certain investment restrictions imposed by the 1940 Act; and (3) if the Fund had been registered under the 1940 Act during such periods, performance may have been adversely affected. The average annual total returns of the Fund for the periods ended September 30, 2001 are as follows:

                    1 Year                        -33.91%
                    5 Years                        11.16%
                    10 Years                       13.04%

     The Fund may also advertise total return (a "nonstandardized quotation") which is calculated differently from average annual total return. A nonstandardized quotation of total return may be a cumulative return which measures the percentage change in the value of an account between the beginning and end of a period, assuming no activity in the account other than reinvestment of dividends and capital gains distributions. A nonstandardized quotation may also indicate average annual compounded rates of return over periods other than those specified for average annual total return. A nonstandardized quotation of total return will always be accompanied by the Fund's average annual total return as described above.

     From time to time, the Fund may also advertise its yield. A yield quotation is based on a 30-day (or one month) period and is computed by dividing the net investment income per share earned during the period by the maximum offering price per share on the last day of the period, according to the following formula:

                         Yield = 2[((a-b)/cd + 1)^6 - 1]

Where:
a = dividends and interest earned during the period b = expenses accrued for the period (net of reimbursements) c = the average daily number of shares outstanding during the period that were entitled to receive dividends
d =  the maximum offering price per share on the last day of the period

Solely for the purpose of computing yield, dividend income is recognized by accruing 1/360 of the stated dividend rate of the security each day that the Fund owns the security. Generally, interest earned (for the purpose of "a" above) on debt obligations is computed by reference to the yield to maturity of each obligation held based on the market value of the obligation (including actual accrued interest) at the close of business on the last business day prior to the start of the 30-day (or one month) period for which yield is being calculated, or, with respect to obligations purchased during the month, the purchase price (plus actual accrued interest). With respect to the treatment of discount and premium on mortgage or other receivables-backed obligations which are expected to be subject to monthly paydowns of principal and interest, gain or loss attributable to actual monthly paydowns is accounted for as an increase or decrease to interest income during the period and discount or premium on the remaining security is not amortized. The Fund's yield for September, 2001 was 0.42%.

     The performance quotations described above are based on historical earnings and are not intended to indicate future performance.

     To help investors better evaluate how an investment in the Fund might satisfy their investment objective, advertisements regarding the Fund may discuss various measures of Fund performance, including current performance ratings and/or rankings appearing in financial magazines, newspapers and publications which track mutual fund performance. Advertisements may also compare performance (using the calculation methods set forth in the Prospectus) to performance as reported by other investments, indices and averages.

     From time to time the Fund may advertise its performance rankings as published by recognized independent mutual fund statistical services such as Lipper Analytical Services, Inc. ("Lipper"), or by publications of general interest such as Forbes, Money, The Wall Street Journal, Business Week, Barron's, Fortune or Morningstar Mutual Fund Values. The Fund may also compare its performance to that of other selected mutual funds, averages of the other mutual funds within its category as determined by Lipper, or recognized indicators. In connection with a ranking, the Fund may provide additional information, such as the particular category of funds to which the ranking relates, the number of funds in the category, the criteria upon which the ranking is based, and the effect of fee waivers and/or expense reimbursements, if any. The Fund may also present its performance and other investment characteristics, such as volatility or a temporary defensive posture, in light of the Adviser's view of current or past market conditions or historical trends. In addition, the Fund may use comparative performance information of relevant indices, including the S&P 500 Index and the Russell 2000 Average. The S&P 500 Index is an unmanaged index of 500 stocks, the purpose of which is to portray the pattern of common stock price movement. The Russell 2000 Index, representing approximately 8% of the total market capitalization of the Russell 3000 Index, is an unmanaged index comprised of the 2,000 smallest U.S. domiciled publicly-traded common stocks in the Russell 3000 Index - an unmanaged index of the 3,000 largest U.S. companies based on total market capitalization, representing approximately 98% of the investable U.S. equity market.

     In assessing such comparisons of performance an investor should keep in mind that the composition of the investments in the reported indices and averages is not identical to the Fund's portfolio, that the averages are generally unmanaged and that the items included in the calculations of such averages may not be identical to the formula used by the Fund to calculate its performance. In addition, there can be no assurance that the Fund will continue this performance as compared to such other averages.

PRINCIPAL SECURITY HOLDERS
--------------------------

     As of January 4, 2002, NFSC fbo Customers, 200 Liberty Street, One World Plaza, New York, New York 10281, owned of record 5.04% of the outstanding shares of the Fund.

     As of January 4, 2002, the Trustees and officers of the Trust as a group owned of record or beneficially less than 1% of the outstanding shares of the Fund.

CUSTODIAN
---------

     Investors Bank & Trust Company, 89 South Street, Boston, Massachusetts 02111, has been retained to act as Custodian for the Fund's investments. Investors Bank and Trust acts as the Fund's depository, safekeeps its portfolio securities, collects all income and other payments with respect thereto, disburses funds as instructed and maintains records in connection with its duties.

AUDITORS
--------

     The firm of Arthur Andersen LLP has been selected as independent public accountants for the Trust for the fiscal year ending September 30, 2002. Arthur Andersen LLP performs an annual audit of the Trust's financial statements and advises the Fund and other series of the Trust as to certain accounting matters.

INTEGRATED FUND SERVICES, INC.
------------------------------

     The Trust has retained Integrated Fund Services, Inc. (the "Transfer Agent"), P.O. Box 5354, Cincinnati, Ohio, to serve as the Fund's transfer agent, dividend paying agent and shareholder service agent. The Transfer Agent is a wholly-owned indirect subsidiary of The Western and Southern Life Insurance Company. The Transfer Agent maintains the records of each shareholder's account, answers shareholders' inquiries concerning their accounts, processes purchases and redemptions of the Fund's shares, acts as dividend and distribution disbursing agent and performs other shareholder service functions. The Transfer Agent receives for its services as transfer agent a fee payable monthly at an annual rate of $17 per account from the Fund, provided, however, that the minimum fee is $1,000 per month for the Fund. In addition, the Fund pays out-of-pocket expenses, including but not limited to, postage, envelopes, checks, drafts, forms, reports, record storage and communication lines.

     The Transfer Agent also provides accounting and pricing services to the Fund. For calculating daily net asset value per share and maintaining such books and records as are necessary to enable the Transfer Agent to perform its duties, the Fund pays the Transfer Agent a fee in accordance with the following schedule:

              Average Monthly Net Assets              Monthly Fee
              --------------------------              -----------

                     0 - $ 50,000,000                    $2,000
                    50 -  100,000,000                     2,500
                   100 -  250,000,000                     3,000
                  Over    250,000,000                     4,000

In addition, the Fund pays all costs of external pricing services.

     In addition, the Transfer Agent is retained to provide administrative services to the Fund. In this capacity, the Transfer Agent supplies non-investment related statistical and research data, internal regulatory compliance services and executive and administrative services. The Transfer Agent supervises the preparation of tax returns, reports to shareholders of the Fund, reports to and filings with the Securities and Exchange Commission and state securities commissions, and materials for meetings of the Board of Trustees. For the performance of these administrative services, the Fund pays the Transfer Agent a fee at the annual rate of 0.10% of the average value of its daily net assets up to $100,000,000, 0.075% of such assets from $100,000,000 to $200,000,000 and 0.05% of such assets in excess of $200,000,000; provided, however, that the minimum fee is $1,000 per month for the Fund. During the fiscal years ended September 30, 2001, 2000 and 1999, the Transfer Agent received administrative fees of $96,864, $82,436 and $58,285, respectively, from the Fund.

THE DISTRIBUTOR
---------------

     IFS Fund Distributors, Inc. (the "Distributor"), an affiliate of the Transfer Agent, has entered into an underwriting agreement with the Trust to serve as the principal underwriter of the Fund and the exclusive agent for the distribution of the Fund's shares. The Distributor will serve as the statutory underwriter for the direct sale of the shares of the Fund to the public, and will be responsible for contracting and managing relationships with investment dealers. The Distributor has agreed to offer such shares for sale at all times when such shares are available for sale and may lawfully be offered for sale and sold.

     The Distribution Agreement contains provisions with respect to renewal and termination similar to those in the Investment Advisory Agreement described above. Pursuant to the Distribution Agreement, the Trust has agreed to indemnify the Distributor to the extent permitted by applicable law against certain liabilities under the Securities Act of 1933.

ANNUAL REPORT
-------------

     The Fund's financial statements as of September 30, 2001, which have been audited by Arthur Andersen LLP, are incorporated by reference into this Statement of Additional Information.